Exhibit 99.1
Kaiser Aluminum Corporation Reports
Third Quarter and First Nine Months 2015 Financial Results

Third Quarter 2015 Highlights:

•	Net Sales $336 Million; Value Added Revenue Up 11% to $199 Million

•	Operating Income $41 Million; Adjusted EBITDA $45 Million; EBITDA Margin 23%

•	Strong Underlying Demand for Aerospace and Automotive Applications

•	Improved Sales Margins - Selective Increases in Spot Prices and Lower Contained Metal Costs

•	Planned 10-day Outage at Trentwood Facility Temporarily Impacted Throughput and Efficiency

•	Higher Shipments for New Automotive Extrusion Programs Drove Higher Ramp-Up Costs

First Nine Months 2015 Highlights:

•	Record Results for Value Added Revenue, Adjusted EBITDA and EBITDA Margin

•	Net Sales $1.1 Billion; Value Added Revenue Up 8% to $600 Million

•	Operating Loss $381 Million; Adjusted EBITDA $143 Million; EBITDA Margin 24%

•	Strong Growth in Aerospace and Automotive Applications

•	Continued Improvement in Manufacturing Cost Efficiencies Offset by Automotive Inefficiencies

FOOTHILL RANCH, Calif., October 21, 2015 - Kaiser Aluminum Corporation (NASDAQ:KALU) today announced third quarter 2015 results, reporting net income of $22 million, or $1.21 earnings per diluted share, compared to net income and earnings per diluted share of $16 million and $0.85, respectively, for the prior year period. Excluding the impact of non-run-rate items, adjusted net income was $19 million, or $1.07 per diluted share, for the third quarter 2015 compared to adjusted net income of $15 million, or $0.79 per diluted share, for the third quarter 2014.

For the first nine months of 2015, the Company reported a net loss of $250 million, or $14.55 loss per diluted share, including a $308 million after-tax, non-cash, non-run-rate charge associated with the termination of defined benefit accounting and the removal of the assets and liabilities related to the ongoing union voluntary employee beneficiary association (“Union VEBA”) from the Company’s consolidated balance sheet. For the prior year period, net income and earnings per diluted share were $56 million and $3.02, respectively. Excluding the impact of non-run-rate items, adjusted net income was $61 million, or $3.33 earnings per diluted share, for the first nine months of 2015 compared to adjusted net income of $47 million, or $2.54 earnings per diluted share, for the prior year period.

Value added revenue of $199 million for the third quarter of 2015 was up 11% from $180 million in the prior year third quarter. The increase in value added revenue was largely attributed to higher volume of automotive extrusions and improved sales margins, reflecting increases in spot prices for certain specialty long products and heat treat plate products in addition to lower contained metal costs on certain higher-margin products. Value added revenue was comparable to the first half 2015 run rate, as lower aerospace volume due to the planned outage at the Company’s Spokane, WA (“Trentwood”) facility and seasonal demand weakness for general engineering applications were offset by favorable spot prices and product mix for aerospace and general engineering products as well as higher volume of automotive extrusions.

For the first nine months of 2015, value added revenue of $600 million was up 8% from $555 million for the prior year period reflecting strong volume growth for aerospace applications (primarily for aerospace plate), increased production related to new automotive extrusion programs, increased spot prices on certain specialty long products and heat treat plate products, and lower contained metal costs.

Adjusted consolidated EBITDA was $45 million, or 22.6% of value added revenue, for the third quarter 2015, compared to $41 million, or 22.7% of value added revenue, for the prior year quarter. The approximately $4 million increase primarily reflects a positive sales impact from higher automotive volume and favorable pricing and product mix for aerospace and general engineering applications. The improvements were partially offset by higher major maintenance expense and lower throughput and cost inefficiencies due to a planned equipment outage at the Company’s Trentwood facility along with higher costs incurred to respond to unexpectedly strong and volatile demand in the automotive supply chain. Adjusted consolidated EBITDA declined in the third quarter compared to the first half run rate due to the impact of lower aerospace shipments resulting from the Trentwood outage, seasonally lower general engineering shipments, and higher costs and inefficiencies in the quarter partially offset by favorable pricing and product mix for aerospace and general engineering applications.

For the first nine months of 2015, adjusted consolidated EBITDA was $143 million, an increase of approximately $20 million, or 16% compared to the prior year period. The record nine-month EBITDA reflected a $26 million positive sales impact from higher shipments and favorable pricing and product mix, which was partially offset by $7 million of higher overhead and other costs incurred, in part, to support continued growth in automotive extrusions. Manufacturing cost efficiencies improved slightly across the organization, despite some inefficiencies related to the continued ramp-up of new automotive programs. Adjusted consolidated EBITDA as a percentage of value added revenue increased to 23.9% in the first nine months of 2015 compared to 22.3% for the prior year period.

Summary

"Strong demand and improved sales margins in the third quarter offset higher costs, lower throughput and related inefficiencies incurred as a result of our planned 10-day outage on the hot line and large stretcher at our Trentwood facility,” said Jack A. Hockema, President, CEO and Chairman. “Aerospace demand remained strong and automotive demand was fueled by new content and build rates of large vehicles, while general engineering and industrial demand exhibited normal seasonal demand weakness. Sales margins improved as we benefited from increased spot prices on certain specialty long products and heat treat plate in addition to lower contained metal prices on some high value added products.

“As previously discussed, preventive major maintenance and related activities scheduled for the second half of 2015 included an extended planned outage at Trentwood in the third quarter that would impact throughput and efficiency. The scope of the work included extensive mechanical and electrical maintenance on the hot line, replacement of major structural components on the large plate stretcher, rebuilds of two furnaces in the remelt operation, and significant modifications to the hot line in preparation for a future Phase 6 expansion of heat treat plate capacity.

“As a result, Trentwood’s production was down approximately 6% in the third quarter compared to the first half run rate. As discussed during the second quarter earnings call, we estimated the impact from planned maintenance expense and related inefficiency in the second half of 2015 would be approximately $7-$10 million higher than the first half. Actual incremental costs incurred during the third quarter were approximately $6 million so we are on track with the second half 2015 estimate. The work was completed on schedule in the third quarter, and the plant is back to normal operating performance in the fourth quarter.

"Although not as significant as the impact from the preventive maintenance, what we did not anticipate were additional cost inefficiencies in our automotive extrusion operations due, in part, to volatile and disruptive order patterns as the supply chain adapts to increased demand. We expect improved efficiency in the fourth quarter as our operations and the supply chain continue to implement learnings from this higher-demand automotive extrusion environment.

“Overall, our third quarter results were in line with our second half 2015 outlook continuing the trend for strong year-over-year improvement. With strong underlying demand for aerospace and automotive applications and the planned Trentwood outage behind us, we remain optimistic about our full year 2015 and beyond,” stated Mr. Hockema.

Third Quarter 2015 Consolidated Results
(Non GAAP, Unaudited)*
($mm, except shipments, realized price and per share amounts)

	Quarterly			Nine Months Ended September 30,
	3Q15	1H15 Avg [5]	3Q14	2015	2014

Shipments (millions of lbs)	151	159	144	468	448

Net sales	$336	$369	$339	$1,075	$1,018
Less hedged cost of alloyed metal	$(137)	$(169)	$(159)	$(475)	$(463)
Value added revenue	$199	$200	$180	$600	$555

Realized price per pound ($/lb)
Net sales	$2.24	$2.33	$2.35	$2.30	$2.27
Less hedged cost of alloyed metal	$(0.92)	$(1.06)	$(1.10)	$(1.02)	$(1.03)
Value added revenue	$1.32	$1.26	$1.25	$1.28	$1.24

Adjusted[1]
Operating income	$37	$41	$33	$119	$101
EBITDA[2]	$45	$49	$41	$143	$124
EBITDA margin[3]	22.6%	24.6%	22.7%	23.9%	22.3%
Net income	$19	$21	$15	$61	$47
EPS, diluted[4]	$1.07	$1.14	$0.79	$3.33	$2.54

As reported
Operating income (loss)	$41	$(211)	$33	$(381)	$111
Net income (loss)	$22	$(136)	$16	$(250)	$56
EPS, diluted[4]	$1.21	$(7.87)	$0.85	$(14.55)	$3.02

1    Adjusted numbers exclude non-run-rate items (refer to Reconciliation of Non-GAAP Measures).
2    Adjusted EBITDA = Consolidated Operating Income before non-run-rate plus Depreciation and Amortization.
3    Adjusted EBITDA margin = Adjusted EBITDA as a percent of Value Added Revenue.
4    Diluted shares for EPS calculated using treasury method.
5    Average of the first and second quarter 2015.

*Please refer to GAAP financial statements.
Totals may not sum due to rounding.

Consolidated operating income as reported was $41 million in the third quarter of 2015 reflecting approximately $4 million of non-run-rate gains. Consolidated operating income excluding the impact of non-run-rate items was $37 million in the third quarter of 2015, compared to $33 million in the prior year quarter, reflecting higher volume for automotive applications, improved spot prices for certain products and lower contained metal costs partially offset by higher costs due to the planned outage at the Trentwood facility and automotive ramp-up inefficiencies. Compared to the first half 2015 run-rate, adjusted consolidated income was down due to lower aerospace and general engineering volume and higher planned major maintenance costs and related inefficiencies - as previously described - partially offset by favorable pricing.

For the first nine months of 2015, the Company reported a consolidated operating loss of $381 million, reflecting approximately $500 million of non-run-rate losses primarily due to the termination of applying defined benefit accounting to the Union VEBA in the first quarter of this year. Consolidated operating income adjusted for non-run-rate items was $119 million in the first nine months of 2015, an increase of approximately $19 million compared to the prior year period, primarily driven by higher shipments, favorable sales margins and product mix and improved manufacturing costs offset by higher costs partially related to new automotive extrusion programs and approximately $1 million of higher depreciation expense.

Cash Flow and Balance Sheet

During the first nine months of 2015, in addition to funding normal business operations and the annual variable contributions to the Union VEBA and Salaried VEBA totaling $14 million, the Company returned approximately $66 million to shareholders through quarterly dividends and share repurchases.

Capital spending during the first nine months of 2015 was approximately $38 million related to capacity expansions at the Company’s London, Ontario and Sherman, Texas facilities to support growth in automotive extrusion applications along with other projects across the manufacturing platform to further improve quality and efficiencies. The Company continues to estimate capital spending for the year will be between $50 million to $60 million.

In addition, on April 1, 2015, the Company repaid principal and accrued interest on the 4.5% Cash Convertible Senior Notes with $179 million cash on hand, and $95 million of option asset settlement proceeds were used to pay the conversion premium. During the third quarter the Company also repurchased approximately $6 million principal amount of the 8.25% Senior Notes in advance of the first call date on June 1, 2016. Subsequent to the quarter end, the Company purchased an additional $21 million principal amount of Senior Notes, leaving approximately $198 million principal amount of Senior Notes outstanding as of October 19, 2015.

As of September 30, 2015, total cash and cash equivalents and short-term investments were approximately $113 million and borrowing availability under the Company’s Revolving Credit Facility was approximately $239 million.

Other

Contemporaneously with the issuance of the 4.5% Cash Convertible Notes and purchase of the option assets, which were settled on April 1, 2015, the Company sold net-share-settled warrants as part of the transaction to hedge the conversion premium of the notes. Starting on July 1, 2015, the warrants began to settle ratably over a 120-trading day period that continues through December 18, 2015. The exercise price of the warrants was $60.32 per share as of September 30, 2015. At settlement, the warrant value is paid in shares of the Company’s common stock based upon the market value of the stock on each expiration date. As of October 19, 2015, 641,893 shares had been issued in connection with warrant settlements, of which 516,220 shares were issued during the third quarter 2015.

Outlook

“We expect normal seasonal demand weakness in the fourth quarter to be partially offset by strong throughput and improved manufacturing cost efficiency at Trentwood following the extended outage and equipment downtime in the third quarter. In addition, we anticipate some improvement in cost efficiency in our automotive operations, despite volatile and unpredictable order patterns continuing to present a challenge early in the fourth quarter. Routine major maintenance expense in the fourth quarter is expected to bring the total second half 2015 impact for planned maintenance and related costs to approximately $8-$10 million higher than the first half of 2015 with approximately $6 million of the impact already incurred in the third quarter," said Mr. Hockema.

“Overall, we continue to expect 2015 value added revenue at the high end of the outlook for 7%-9% year-over-year growth driven by strong demand for aerospace and automotive applications in addition to some benefit from improved sales margins and lower contained metal costs.

“As we gain more visibility into 2016, we expect solid year-over-year value added revenue growth driven once again by higher shipments of aerospace and automotive applications. Our heat treat plate order book is strong, and our lead times for these products continue to extend well into the first half of 2016. Demand for our automotive extrusion applications remains on a strong growth trajectory as we continue to have numerous new launches and expect another year of double-digit value added revenue growth. Overall we expect another year of strong top-line growth in 2016 and continued improvement in manufacturing cost efficiencies.

“We remain very well positioned for continued long-term growth facilitated by strong secular demand trends for aerospace and automotive applications. With future investments in production capacity, efficiency, and quality, we expect to continue generating shareholder value by capitalizing on these growth opportunities,” concluded Mr. Hockema.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Thursday, October 22, 2015, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss third quarter and first nine months 2015 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (888) 395-3227, and accessed internationally at (719) 325-2420. A link to the simultaneous webcast can be accessed on the Company's website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company's website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, custom automotive, general engineering, and other industrial applications. The Company's North American facilities produce value-added sheet, plate, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company's stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company's website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC's website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company's annual stockholders' meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are value added revenue, adjusted operating income, EBITDA, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.

Forward-Looking Statements

This press release contains statements based on management's current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties and actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) the continuation of strong secular demand growth for the Company’s aerospace and automotive applications and improvement in the Company’s manufacturing efficiencies; (b) the ability of the Company to identify and successfully execute strategic capital investments to facilitate growth in the Company’s results; (c) the Company’s inability to achieve the level of shipments, profitable sales growth, capacity and capability expansions, manufacturing cost efficiencies, increasing operating leverage, productivity improvements, product quality enhancements or other benefits anticipated by management, including those anticipated from the Company’s strategic investments; (d) the Company’s ability to participate in anticipated new automotive programs expected to launch in the future and growing demand for its products driven by higher airframe build rates and successfully launch those programs; (e) the Company’s ability to successfully execute planned preventive maintenance projects and sustaining capital investments, (f) increases in the Company’s costs, including the cost of energy, raw materials and freight costs, which it is unable to pass through to its customers; (g) changes in the markets served by the Company, including aerospace, defense, general engineering, automotive, distribution and other markets, including changes impacting the volume, price or mix of products sold by the Company and the Company's ability to flex production consistent with changing demand levels; (h) the Company's ability to lower energy costs, realize manufacturing throughput gains and efficiencies, identify and successfully implement continuous improvement initiatives, and complete its expansion and organic growth projects, equipment and facility upgrades to improve manufacturing cost efficiencies and product and manufacturing platform expansions as planned and by targeted completion dates; (i) the impact of the Company's future earnings, financial condition, capital requirements and other factors on future dividends or the repurchase of shares of the Company's common stock and any decision by the Company's board of directors in regard to either; (j) unfavorable changes in laws or regulations that impact the Company’s operations and results; (k) the outcome of contingencies, including legal proceedings, government investigations and environmental remediation; and (l) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2014. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Investor Relations and Public Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum Corporation
(949) 614-1757

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME (LOSS) (UNAUDITED) (1)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(In millions of dollars, except share and per share amounts)
Net sales	$336.4	$338.9	$1,075.3	$1,018.1
Costs and expenses:
Cost of products sold:
Cost of products sold, excluding depreciation and amortization and other items	267.3	280.4	864.4	838.8
Unrealized losses on derivative instruments	1.7	3.6	7.7	—
Depreciation and amortization	8.1	8.0	24.2	23.1
Selling, general, administrative, research and development:
Selling, general, administrative, research and development	21.1	19.0	67.4	61.3
Net periodic postretirement benefit cost (income) relating to VEBAs	0.6	(6.0)	1.8	(17.7)
(Gain) loss on removal of Union VEBA net assets	(2.9)	—	490.9	—
Total selling, general, administrative, research and development	18.8	13.0	560.1	43.6
Other operating charges, net	—	1.3	—	1.5
Total costs and expenses	295.9	306.3	1,456.4	907.0
Operating income (loss)	40.5	32.6	(381.1)	111.1
Other (expense) income:
Interest expense	(4.9)	(9.7)	(19.9)	(27.7)
Other (expense) income, net	(0.9)	2.2	(0.1)	5.9
Income (loss) before income taxes	34.7	25.1	(401.1)	89.3
Income tax (provision) benefit	(12.6)	(9.2)	151.2	(33.1)
Net income (loss)	$22.1	$15.9	$(249.9)	$56.2

Net income (loss) per common share:
Basic	$1.29	$0.90	$(14.55)	$3.15
Diluted [2]	$1.21	$0.85	$(14.55)	$3.02
Weighted-average number of common shares outstanding (in thousands):
Basic	17,123	17,707	17,178	17,853
Diluted [2]	18,172	18,619	17,178	18,592

Dividends declared per common share	$0.40	$0.35	$1.20	$1.05

[1]	Please refer to the Company's Form 10-Q for the quarter ended September 30, 2015 for detail regarding the items in the table.

[2]	Diluted shares are calculated using the treasury stock method.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED) (1)

	September 30, 2015	December 31, 2014
	(In millions of dollars, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$82.6	$177.7
Short-term investments	30.0	114.0
Receivables:
Trade receivables – net	131.6	129.3
Other	4.4	10.9
Inventories	217.3	214.7
Prepaid expenses and other current assets	98.6	178.6
Total current assets	564.5	825.2
Property, plant and equipment – net	472.7	454.9
Net assets of Union VEBA	—	340.1
Deferred tax assets – net (including deferred tax liability relating to the Union VEBA of $0.0 and $127.0 at September 30, 2015 and December 31, 2014, respectively)	135.7	30.9
Intangible assets – net	30.9	32.1
Goodwill	37.2	37.2
Other assets	22.1	23.3
Total	$1,263.1	$1,743.7
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$69.3	$81.4
Accrued salaries, wages and related expenses	38.4	39.6
Other accrued liabilities	61.4	132.8
Current portion of long-term debt	—	172.5
Short-term capital leases	0.1	0.1
Total current liabilities	169.2	426.4
Net liabilities of Salaried VEBA	15.9	17.2
Deferred tax liabilities	0.8	0.9
Long-term liabilities	86.0	58.3
Long-term debt	218.9	225.0
Total liabilities	490.8	727.8
Commitments and contingencies
Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized at both September 30, 2015 and December 31, 2014; no shares were issued and outstanding at September 30, 2015 and December 31, 2014	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both September 30, 2015 and at December 31, 2014; 21,793,040 shares issued and 17,603,730 shares outstanding at September 30, 2015; 21,197,164 shares issued and 17,607,251 shares outstanding at December 31, 2014	0.2	0.2
Additional paid in capital	1,033.6	1,028.5
Retained earnings	9.7	280.4
Treasury stock, at cost, 4,189,310 shares at September 30, 2015 and 3,589,913 shares at December 31, 2014, respectively	(242.5)	(197.1)
Accumulated other comprehensive loss	(28.7)	(96.1)
Total stockholders’ equity	772.3	1,015.9
Total	$1,263.1	$1,743.7
1     Please refer to Form 10-Q for the quarter ended September 30, 2015 for additional detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated
(Unaudited)

(In millions of dollars, except share and per share amounts)	Quarterly
	3Q15	2Q15	1Q15	3Q14	2Q14	1Q14

GAAP operating income (loss)	$40.5	$37.0	$(458.6)	$32.6	$46.4	$32.1
Mark-to-market losses (gains)	1.7	1.5	4.5	3.5	(1.5)	(2.0)
Union VEBA related NRR (gains) losses [1]	(2.9)	1.6	492.2	(6.2)	(6.3)	(5.8)
Other operating NRR (gains) losses [2,3]	(2.3)	4.2	(0.2)	3.0	(0.1)	4.8
Operating income, excluding operating NRR items	37.0	44.3	37.9	32.9	38.5	29.1
Depreciation and Amortization	8.1	8.1	8.0	8.0	7.7	7.4
Adjusted EBITDA [4]	$45.1	$52.4	$45.9	$40.9	$46.2	$36.5

GAAP net income (loss)	$22.1	$20.2	$(292.2)	$15.9	$24.5	$15.8
Operating NRR Items	(3.5)	7.3	496.5	0.3	(7.9)	(3.0)
Non-Operating NRR Items [5]	—	—	—	(2.2)	(0.5)	(0.9)
Tax impact of above NRR Items	1.5	(2.6)	(184.5)	0.6	3.2	1.4
NRR tax benefit	(0.7)	(1.8)	(1.5)	—	—	—
Adjusted net income	$19.4	$23.1	$18.3	$14.6	$19.3	$13.3

GAAP earnings (losses) per diluted share [6]	$1.21	$1.11	$(16.85)	$0.85	$1.33	$0.85
Adjusted earnings per diluted share [6]	$1.07	$1.27	$1.01	$0.79	$1.05	$0.72

[1]	Includes net periodic gains, effect of terminating the defined benefit accounting for the Union VEBA, and related accrual adjustments

[2]
Other operating non-run-rate items primarily represent the impact of non-cash net periodic benefit cost (income) related to the salaried VEBA, adjustments to plant-level LIFO, environmental expenses, and workers' compensation cost (benefit) due to discounting.

[3]	NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax.

[4]	Adjusted EBITDA equals operating income excluding operating NRR items, plus depreciation and amortization

[5]	Non-operating NRR items do not contribute to GAAP operating income and represent the mark-to-market of convertible bond related financial derivatives.

[6]	Diluted shares for EPS calculated using treasury method.

Totals may not sum due to rounding.